EXHIBIT 10.52
PROMISSORY NOTE

 Silver Springs, Nevada
 September 24, 2012

This PROMISSORY NOTE (this “Note”) is made this 24th day of September, 2012, by Condor Energy Technology LLC, a Nevada limited liability company (the “Borrower”) in favor of Pacific Energy Development Corp. (the “Holder”) pursuant to the Borrower’s Operating Agreement, dated as of October 31, 2011.  Pursuant to the terms and conditions of this Note, the Holder shall, from time to time and at the request of the Borrower, make cash advances to the Borrower (any such advance made by the Holder being referred to herein as an “Advance”).  Upon each Advance, the parties agree that this Note shall represent the obligations of the Borrower with respect to such Advance and with respect to any Advances previously made by the Holder and still outstanding.  Each Advance shall be reflected on the Payment Schedule attached hereto pursuant to the terms hereof.

1. Principal and Interest.  The Borrower, for value received, hereby promises to pay to the order of the Holder, in lawful money of the United States, the principal amount set forth on the Payment Schedule attached hereto (as such Payment Schedule is adjusted from time to time pursuant to the terms hereof), together with interest accrued on the unpaid principal of each Advance at the Agreed Interest Rate (as defined below) commencing on the date of each such Advance hereunder and compounding monthly.  Accrued interest with respect to any Advance made under this Note shall be payable in cash at the time the Borrower pays the principal amount of this Note representing such Advance.

“Agreed Interest Rate” means the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus four (4.0) percentage points.

Each Advance made under this Note is due and payable (a) on the date (the “Applicable Maturity Date) that is 36 months from the date that such Advance is made, or (b) on demand by written notice following the occurrence of an Event of Default (as defined below).  The Borrower shall, on each Applicable Maturity Date or, if earlier, within one (1) business day of receipt of the written notice referred to in the immediately preceding sentence (the “Payment Date”), pay the outstanding principal and all accrued and unpaid interest on this Note with respect to such Advance, as of the Applicable Maturity Date or the Payment Date, as applicable.

The Borrower may request Advances under this Note at any time and from time to time by delivering a written request (subject to approved budget of the Borrower and together with supporting documents) therefor to the Holder, and the Holder shall deliver the requested Advance to the Borrower within two (2) business days after its receipt of the Borrower’s request.  Notwithstanding anything to the contrary expressed or implied herein, any Advances made hereunder, once repaid, may not be re-borrowed. At no time shall the outstanding principal amount of all outstanding Advances hereunder exceed US$8,000,000 (Eight Million US dollars).

2. Adjustments to Note; Payment Schedule.  The Payment Schedule attached hereto shall reflect, at all times while any amounts are outstanding under this Note, the total principal amount outstanding under this Note and the amounts and dates of all Advances made under this Note.  Adjustments to the Payment Schedule shall be made as follows:

(a) Additional Advances.  Upon the funding of each Advance, the Holder and the Borrower shall execute an “Advance Form” in substantially the form attached hereto as Exhibit A.  Each such Advance Form shall state the amount and date of the Advance.  Promptly after the execution of the Advance Form by both parties, the Holder shall update the total principal amount outstanding under this Note as reflected on the Payment Schedule and sign each such adjustment, shall attach the executed Advance Form to the Payment Schedule, and shall promptly deliver a copy of the foregoing to the Borrower.

(b) Prepayment Adjustment.  Promptly upon the Holder’s receipt of any repayment by the Borrower of principal and interest on any Advance, the Holder shall make the appropriate adjustment to the total principal amount outstanding under this Note on the Payment Schedule.  The Holder shall sign each such payment adjustment and attach evidence of such prepayment to the Payment Schedule.  The Holder shall promptly provide the Borrower with a copy of the adjusted Payment Schedule.

3. Payment Schedule Controls.  At all times while any amounts are outstanding under this Note, the most recent signed and dated entries on the Payment Schedule shall, in the absence of manifest error, be conclusive as to the outstanding balance of this Note; provided, however, that the failure by the Holder to make the adjustments to the Payment Schedule required by Section 2 hereof with respect to any Advance or repayment shall not limit or otherwise affect the obligations of the Borrower under this Note.

4. Prepayment.  This Note may be repaid in whole or in part at any time without penalty or premium.

5. No Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of any applicable jurisdiction.  If at any time the performance of any provision involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Borrower and the Holder hereof that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest hereunder, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.

6. Attorneys’ Fees.  If the indebtedness represented by this Note or any part hereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Borrower agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder.

7. Successors and Assigns. The rights and obligations of the Borrower and the Holder will be binding upon and inure to the benefit of the successors, assigns, administrators and transferees of the parties hereto.

8. Events of Default.

(a) General.  If an Event of Default (as defined below) occurs, the Holder may declare the principal amount then outstanding of, and the accrued but unpaid interest on, this Note to be immediately due and payable.

(b) Definition.  For purposes of this Note, an “Event of Default” is any of the following occurrences:

(i) The Borrower shall fail to pay the outstanding principal and all accrued but unpaid interest with respect to any Advance made under this Note on the Applicable Maturity Date;

(ii) If the Borrower shall (i) become insolvent or take any action which constitutes his admission of inability to pay his debts as they mature; or (b) file a petition in bankruptcy; or

(iii) Any event or series of events occurs which has or is reasonably likely to have a Material Adverse Effect as reasonably determined by Holder.

For purposes of this Note, a “Material Adverse Effect” means any effect, change, event, occurrence, circumstance or state of facts that would reasonably be expected to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, prospects or results of operations of the Borrower, or (ii) materially adversely affect the ability of Borrower to perform its obligations hereunder and consummate the transactions contemplated hereby in a timely manner.

(c) Remedies on Default, etc.  In case any one or more Events of Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.  In case of a default in the payment of any principal of or interest on this Note, the Borrower will pay to the Holder such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.  No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies.  No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

9. All financial indebtedness provided to the Borrower by the Holder or MIE Jurassic Energy Corporation (“MIEJ”) as members of Borrower shall be documented using the same form of promissory note as this Note (collectively, the “Member Notes”), and the Borrower shall not have any outstanding financial indebtedness provided to it by any other parties, except where such financial indebtedness is subordinated to the Member Notes on terms which are satisfactory to the holders of the Member Notes.  Indebtedness under all Member Notes shall be senior to all other indebtedness of the Borrower, and, notwithstanding Section 4 (“Prepayment”), any prepayment of advances made under Member Notes shall be done pro rata in chronological order, such that unpaid principal and interest with respect to advances made earliest in time will be repaid first until repaid in full, on a pro rata basis based on the respective member’s proportionate amount of unpaid principal and interest advanced on such date.

10. Waivers and Amendments.  The Borrower hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.  Any term of this Note may be amended or waived only with the written consent of the Borrower and the Holder.

11. Governing Law.  This Note is being delivered in, and shall be governed by and construed in accordance with, the laws of the State of Nevada, without regard to conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first set forth above.

BORROWER

Condor Energy Technology LLC

By:	/s/ Andrew Harper
Andrew Harper
Manager

ACCEPTED AND AGREED TO:

HOLDER

Pacific Energy Development Corp.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Executive Officer

PAYMENT SCHEDULE

Date	Amount of Advance	Amount of Repayment	Adjusted Unpaid Principal Balance of Note	Signature of Holder
September 24, 2012	US$276,326.25		US$276,326.25	By: /s/ Frank C. Ingriselli Name: Frank C. Ingriselli Title: President and CEO

EXHIBIT A
FORM OF
ADVANCE FORM

This Advance Form (this “Form”) is executed by Pacific Energy Development Corp. (the “Holder”), and Condor Energy Technology LLC (the “Borrower”), with reference to the following:

A.              The Holder and the Borrower are parties to that certain Promissory Note (the “Note”) dated as of September __, 2012, as adjusted, modified, and amended from time to time.

B.              The parties desire to increase the total principal amount outstanding under the Note to reflect an Advance made by the Holder to the Borrower, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree that the total principal amount outstanding under the Note is hereby increased by $____________, to reflect an Advance made by the Holder to the Borrower dated as of_________.

IN WITNESS WHEREOF, the parties hereto have executed this Advance Form as of the date set forth below.

Date:_________________	BORROWER

Condor Energy Technology LLC

HOLDER

Pacific Energy Development Corp.